                Exhibit 4.15

HIBERNIA CORPORATION

RETIREMENT SECURITY PLAN

AMENDMENT NO. 1

(Exhibit B - Special Testing Rules)

Whereas, Hibernia Corporation, a corporation organized and existing under the laws of the State of Louisiana adopted the Retirement Security Plan, an employee benefit plan intended to be qualified under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended, most recently amended and restated as of February 27, 2002;

Whereas, as a condition of the qualification of such plan, the Internal Revenue Service now requires that Exhibit B be amended and restated as more fully set forth below;

Whereas, the Employee Benefit Plans Committee possesses the authority to make such amendment;

Now, Therefore, effective as of January 1, 2002, Exhibit B to such plan shall be restated, in its entirety as follows:

1.            Special Definitions. For purposes of this Exhibit B, the term Actual Deferral Percentage or ADP shall be determined separately with respect to Eligible Employees who are Highly Compensated Employees and Eligible Employees who are Non-Highly Compensated Employees. Such percentage shall equal the average of the ratios of each Eligible Employee’s aggregate Pre-Tax Basic and Pre-Tax Excess Contributions over his or her Compensation. For this purpose, Pre-Tax Basic and Pre-Tax Excess Contributions shall be taken into account for a Plan Year if (a) such contributions are allocated to an Account as of the last day of the Plan Year, or (b) such contributions are related to Compensation that (i) is attributable to services performed during the Plan Year and is payable no later than 2 1/2 months after the close of the Plan Year or is payable during the Plan Year, and (ii) such contributions are actually delivered to the Trustee not later than 12 months after the last day of the Plan Year with respect to which such contributions relate.

The term Actual Contribution Percentage or ACP shall have the same meaning as the term Actual Deferral Percentage, except that the aggregate of Matching Contributions, Voluntary Basic Contributions and Voluntary Excess Contributions shall be substituted for the aggregate of Pre-Tax Basic and Pre-Tax Excess Contributions thereunder.

2.            Anti-Discrimination Test for Pre-Tax Basic and Pre-Tax Excess Contributions. As of each Annual Valuation Date, the Committee (or its designee) shall determine whether the Actual Deferral Percentage of Highly Compensated Employees satisfies either of the following tests:

a.	The Actual Deferral Percentage for Highly Compensated Employees does not exceed the Actual Deferral Percentage for Non-Highly Compensated Employees multiplied by 125%; or

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b.

The excess of the Actual Deferral Percentage for Highly Compensated Employees over the Actual Deferral Percentage for Non-Highly Compensated Employees is not more than two percentage points, and the Actual Deferral Percentage for Highly Compensated Employees does not exceed the Actual Deferral Percentage for Non-Highly Compensated Employees multiplied by two.

For Plan Years commencing prior to January 1, 2001, such determination shall be made on a prior year basis; for Plan Years commencing on or after January 1, 2001, such determination shall be made on a current year basis.

3.            Special Treatment of Matching Contributions. Each Plan Year the Committee (or its designee), in its sole discretion, may designate Matching Contributions for inclusion in the determination of each Eligible Employee’s Actual Deferral Percentage hereunder. To the extent Matching Contributions are not so designated, such contributions shall satisfy the limitations imposed under paragraph 5 hereof.

If Matching Contributions are deemed to be includable in the determination of the Actual Deferral Percentage in accordance with the provisions of this paragraph 3, such amounts:

a.	Shall be allocated to the Employee Pre-Tax Excess Account of each Participant and shall be subject to the terms and conditions applicable to such account, as set forth more fully herein; and
b.	Shall not be used to satisfy the minimum contribution requirements imposed under Article XIII, hereof, if any.

4.            Correction of Excess Pre-Tax Basic and Pre-Tax Excess Contributions. In the event the Actual Deferral Percentage of the Highly Compensated Employees exceeds the limitation imposed under paragraph 2 hereof for any Plan Year, the Committee shall use one or more of the following methods to correct such excess:

a.

Distribute excess contributions, together with the earnings, gains or losses attributable thereto, to affected Highly Compensated Employees, not later than the time specified in paragraph 7 hereof. Such excess shall first be distributed to the Highly Compensated Employee whose Actual Deferral Percentage in such year is the greatest, to the extent necessary to satisfy the applicable limitation described paragraph 2 hereof, or until such Highly Compensated Employee’s Actual Contribution Percentage equals the next highest percentage of such Employees. Such distribution shall be repeated until the applicable limitation is satisfied. For this purpose, “excess contributions” shall be determined as the excess of (i) the aggregate amount of a Participant’s Pre-Tax Basic and Pre-Tax Excess Contributions made with respect to such Plan Year, over (ii) the maximum amount of such contributions permitted under paragraph 2 hereof, determined as if the reduction provided for herein had occurred.

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b.

Contribute to the Employee Pre-Tax Excess Contribution Account of affected Non-Highly Compensated Employees the amount required to satisfy applicable limitations imposed under paragraph 2 hereof. Such contribution shall first be allocated to the Employee Pre-Tax Excess Contribution Account of each Non-Highly Compensated Employee whose Compensation is the smallest in an amount determined by the Committee; such allocation shall be repeated to the extent necessary to satisfy the limitations imposed under paragraph 2 hereof. Such allocation shall be made as of the Annual Valuation Date and shall be actually delivered to the Trustee no later than 12 months after the close of such year.

c.	Correct such excess in any other manner permitted under Code Section 401(k) and the regulations promulgated thereunder.

5.            Alternative Test for Matching, Voluntary Basic, and Voluntary Excess Contributions. If Matching Contributions are not included in the determination of the Actual Deferral Percentage in accordance with the provisions of paragraph 3 hereof, such contributions shall satisfy the provisions of this paragraph 5.

At least as frequently as each Annual Valuation Date, the Committee shall determine whether the aggregate of Matching, Voluntary Basic and Voluntary Excess Contributions (“Aggregate Contributions”) made during the Plan Year on behalf of Highly Compensated Employees satisfies either of the following tests:

a.	The ACP for Highly Compensated Employees does not exceed the Actual Contribution Percentage for Non-Highly Compensated Employees multiplied by 125%; or
b.

The excess of the ACP for Highly Compensated Employees over the Actual Contribution Percentage Non-Highly Compensated Employees is not more than two percentage points, and the Actual Contribution Percentage for Highly Compensated Employees does not exceed the Actual Contribution Percentage for Non-Highly Compensated Employees multiplied by two.

In the event the ACP of the Highly Compensated Employees exceeds the limitations described above as of an Annual Valuation Date (a) to the extent such contributions are not vested, such excess Aggregate Contributions shall be forfeited, or (b) the Committee shall distribute such excess Aggregate Contributions, together with the earnings, gains or loss allocable thereto, to affected Highly Compensated Employees within the time prescribed in paragraph 7 hereof, For this purpose, such excess shall first be forfeited or distributed, as the case may be, to each Highly Compensated Employee whose Actual Contribution Percentage is the greatest, to the extent necessary to satisfy the applicable limit described in this paragraph 5 or until each such Employee’s Actual Contribution Percentage equals the next highest percentage. Such distribution shall be repeated until the applicable limitation is satisfied.

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For Plan Years commencing prior to January 1, 2001, such determination shall be made on a prior year basis; for Plan Years commencing on or after January 1, 2001, such determination shall be made on a current year basis.

6.            Multiple Use of Alternative Limitation. As of the Annual Valuation Date of any Plan Year commencing prior to January 1, 2002, if a Highly Compensated Participant participates in an elective deferral arrangement within the meaning of Code Section 410(k) and an arrangement subject to the provisions of Code Section 401(m), the sum of his or her Actual Deferral Percentage and Actual Contribution Percentage shall not exceed the Aggregate Limit. For this purpose, the term Aggregate Limit shall mean the sum of the following amounts:

a.	125% of the greater of (i) the ADP or the ACP of the Non-Highly Compensated Employees; and
b.	The lesser of 200% of or two percentage points plus the lesser of the ADP or ACP of the Non-Highly Compensated Employees.

For Plan Years commencing prior to January 1, 2001, such determination shall be made on a prior year basis; for Plan Years commencing on or after January 1, 2001, such determination shall be made on a current year basis. Such determination shall be made in accordance with the provisions of Code Section 401(k)(12) and the regulations promulgated thereunder.

Any excess amount shall be determined in accordance with the provisions of paragraph 4a hereof distributed to each affected Highly Compensated Employee in accordance with the provisions of paragraph 7 hereof.

7.            Special Rules for Distribution of Excess Contributions. Excess contributions, together with earnings thereon, distributed in accordance with paragraph 4 or 5 hereof shall (a) be distributed not later than the March 15th following the close of the Plan Year with respect to which such excess relates, or (b) in any event, not later than the last day of the Plan Year following the year in which such excess contributions were made.

Earnings distributed with respect to such excess contributions shall be computed using (a) the actual rate of return realized by each affected Participant with respect to his or her Employee Accounts or Matching Contribution Account during the affected Plan Year, or (b) any other reasonable method designated, from time to time, by the Committee, provided such method is uniformly applied to all affected Participants.

8.            Safeharbor Testing Method. For Plan Years commencing on or after January 1, 2003, the Committee may designate the Plan as a Safeharbor Plan with respect to such year. Any such designation shall be contingent upon compliance with the following special rules:

a.

The amount allocated to each Participant’s Matching Contribution Account hereunder, shall be fully vested and nonforfeitable, effective for Matching Contributions made as of the first day of the Plan Year with respect to which such designation is made.

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b.

Within a reasonable period prior to the first day of any such Plan Year, the Committee shall provide written notice of such designation (or the possibility that such designation will be made on or before the last day of the Plan Year), which notice shall include a description of Matching Contributions hereunder, the procedures applicable to Employee Contributions hereunder, the vesting provisions set forth in subparagraph (a) hereof, and such other information as the Committee deems necessary or advisable.

c.

The Committee shall finally designate the Plan as a Safeharbor Plan on or before the last day of an affected Plan Year. The Committee shall provide written notice to each Participant of such final designation as soon as practicable thereafter.

d.	For any year in which a Plan is deemed to be a Safeharbor Plan, Matching Contributions shall not be made with respect to more than 6% of each Active Participant’s Compensation.
e.

For any year in which the Plan is deemed to be a Safeharbor Plan, Matching Contributions shall made with respect to each Active Participant’s Pre-Tax Basic Contributions either (i) in an amount equal to such contributions, but not in excess of 5% of Compensation, or (i) in an amount equal to such contributions not in excess of 4% of each such Participant’s Compensation and in an amount equal to 50% of such contributions between 4% and 6% of such Participant’s Compensation. Matching Contributions hereunder shall be determined on the basis of each payroll period.

For any Plan Year in which the Plan is deemed to be a Safeharbor Plan, the remaining provisions of this Exhibit B hereof shall not apply.

9.            Authority of the Committee. The Committee, in its discretion, shall adopt such rules and procedures as it deems necessary or appropriate in order to administer the anti-discrimination tests imposed hereunder. Such procedures may include, but are not limited to, the determination of the method by which the Plan will satisfy such anti-discrimination tests, the method by which earnings will be computed, the determination of Compensation (within the meaning of Section 414(s)) to be used for testing purposes, and the method by which Participants will be notified in the event a distribution or other corrective action is required. All such procedures shall comply with the rules of Code Sections 401(k) and (m) and the regulations promulgated thereunder.

This Amendment No. 1 was executed in multiple originals this          day of March, 2003, to be effective as of the date designated above.

Witnesses: /s/	Hibernia Corporation /s/

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Employee Benefit Plans Committee

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